THE SPENDSMART PAYMENTS COMPANY

DATED: July 8, 2013

To the Holders of the Original Warrants:

Please note that, due to the need to provide additional processing time to certain holders of Original Warrants who have notified us that they intend to exercise their Original Warrants, we have decided to extend the expiration date for our pending offer to amend and exercise the warrants to purchase an aggregate of  2,529,572 shares of common stock consisting of: (i) outstanding warrants to purchase an aggregate of 634,916 shares of the Company’s common stock issued to investors participating in the Company’s private placement financing completed on December 13, 2012 and November 30, 2012 (the “December Warrants”), of which 541,667 are exercisable at an exercise price of $7.50 per share (the “$7.50 December Warrants”) and 93,249 are exercisable at an exercise price of $9.00 per share (the “$9.00 December Warrants”); (ii) outstanding warrants to purchase an aggregate of 1,016,518 shares of the Company’s common stock issued to investors participating in the Company’s private placement financings closed on July 19, 2012, June 20, 2012, May 24, 2012 and March 31, 2012 (the “Investor Warrants”), of which 833,333 are exercisable at an exercise price of $7.50 per share (the “$7.50 Investor Warrants”) and 183,185 are exercisable at an exercise price of $9.00 per share (the “$9.00 Investor Warrants”); (iii) outstanding warrants to purchase an aggregate of 446,188 shares of the Company’s common stock issued to investors participating in the Company’s private placement financing completed on October 21, 2011 and November 21, 2011 (the “2011 Warrants”) of which 333,334 are exercisable at an exercise price of $7.50 per share (the “$7.50 2011 Warrants”) and 112,854 are exercisable at an exercise price of $9.00 per share (the “$9.00 2011 Warrants”); and (iv) outstanding warrants to purchase an aggregate of 431,950 shares of the Company’s common stock issued to investors participating in the Company’s private placement financings closed on November 16, 2010 (the “2010 Warrants”), of which 125,000 are exercisable at an exercise price of $6.00 per share (the “$6.00 2010 Warrants”) and 306,950 are exercisable at an exercise price of $9.00 per share (the “$9.00 2010 Warrants”)(the $7.50 December Warrants, $7.50 Investor Warrants and the $7.50 2011 Warrants collectively referred to as the “$7.50 Original Warrants”, the “$9.00 December Warrants, $9.00 Investor Warrants, $9.00 2011 Warrants and $9.00 2010 Warrants collectively referred to as the “$9.00 Original Warrants”). The $9.00 Original Warrants, $7.50 Original Warrants and the $6.00 2010 Warrants are collectively referred to as the “Original Warrants”. The terms of the offer to amend and exercise the Original Warrants are set forth in the Offer to Amend and Exercise (the “Offer to Amend and Exercise”). All terms used herein shall have the same meaning as the Offer to Amend and Exercise, as amended to date.

The Offer to Amend and Exercise which was previously scheduled to expire today, Monday, July 8, 2013 at 5:00 p.m. Eastern Time — will now remain open until Monday, July 15, 2013 at 5:00 p.m. Eastern Time.

In order to participate in the Offer to Amend and Exercise, your acceptance and exercise documents must be submitted and received by us by this new deadline. Any withdrawals of previous elections must also be submitted and received by us by this time. If you have already submitted your election form, unless you wish to withdraw, no further action is necessary.

The Offer to Amend and Exercise is subject to the terms and conditions described in the offering materials, and we urge you to read the Offer to Amend and Exercise and the other documents governing the Offer to Amend and Exercise. If you have any questions or need assistance, you should contact Maxim Group, LLP, the Warrant Agent, at:

Maxim Group, LLC

405 Lexington Avenue

New York, New York 10174

(212) 895-3500

If you need additional copies of any of the offering materials please contact the Company at:

The SpendSmart Payments Company

2680 Berkshire Pkwy, Suite 130

Des Moines, IA 50325

Tel: (866) 497-6081

Very truly yours,

/s/ Michael R. McCoy
Michael R. McCoy
Chairman & Chief Executive Officer